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                                                                       EXHIBIT 5

                                                September 9, 1997



The Timberland Company
200 Domain Drive
Stratham, NH  03885


Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,134,750 shares of Class A Common Stock, $0.01 par value per share (the "Shares"), of The Timberland Company, a Delaware corporation (the "Company").

         We have acted as counsel to the Company and are familiar with the actions taken by the Company in connection with the Company's 1997 Stock Option Plan for Non-Executive Employees and 1997 Incentive Plan (together, the "Plans"). For purposes of this opinion we have examined the Plans and such other documents as we deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plans, they will be validly issued, fully paid and nonassessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement.



                                                   Very truly yours,


                                                   /s/ Ropes & Gray
                                                   ----------------------------
                                                   Ropes & Gray